Smart-tek Solutions, Inc. to Introduce Its Bird Flu Containment Solution to Hong Kong; Company in Discussions with Potential Licensee

CORTE MADERA, Calif., April 3, 2006 - Smart-tek Solutions, Inc. (OTCBB: STTK) and its subsidiary, Smart-tek Communications, Inc. announced today it is in advanced stages to introduce its RTAC-PM poultry monitoring and containment system to officials from Hong Kong.

“The RFID poultry monitoring and containment system that we have designed to help in the fight against the spread of the avian flu has generated a significant level of interest from many countries in South-East Asia” said Perry Law, President of Smart-tek Communications, Inc.  “We are currently in active discussions with a potential licensee in Hong Kong to help market our product in the region.  Concurrently with these efforts, we are in the advanced planning stages of preparing a demonstration of our RTAC-PM poultry monitoring and containment system to present to various government officials.”

“We feel our system can be very beneficial to the people of Hong Kong when used as part of a comprehensive bird flu containment strategy” said Law.  “It is our understanding that officials in Hong Kong would be interested in seeing if our system can be applied in different areas of the poultry processing cycle.  We designed our system to be flexible and to accommodate different needs of different government.  Therefore, we believe our system will be able to accommodate the requirements of this market.

“Currently, there is a 2 million poultry population cap in Hong Kong.  While there are no reported cases of bird flu in the region, we believe that our system could be a useful tool in their poultry monitoring and tracking strategy” said Law.

“In Hong Kong, we are attempting to replicate the successful strategy undertaken in China.  We are in very active discussions with an agent in Honk Kong to become our next licensee that will serve as the liaison with the government and facilitate implementation of the system upon final approval by the appropriate authorities.

The system, “RTAC-PM,” was designed for the livestock industry and is targeted specifically for the poultry industry with user defined alerts that may assist governmental agencies to monitor poultry movement. The RTAC-PM system incorporates leading edge technology and is customized around customers’ requirements with the flexibility to adapt to various types of OEM products.

“We believe the potential for application of the RTAC-PM system is tremendous in Hong Kong and it represents a great opportunity for Smart-tek to continue its quest to increase shareholder value,” said Law.

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector and poultry monitoring with its RTAC-PM bird flu containment system, providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communication (“SCI”) is a market leader in providing surveillance technology solutions for the monitoring and containment of the H5N1 virus with the recent introduction of its RTAC-PM system.  This scaleable system has been designed to help countries contain the deadly avian flu virus currently threatening the world.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

More information on Smart-tek Solutions’ RTAC-PM bird flu containment system can be found at www.smart-teksolutions.com/rfid.html.

More information on Smart-tek Solutions can be found at www.smart-teksolutions.com.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 and quarterly report on Form 10-QSB the quarter ended

December 31, 2005 for further information and factors that may affect Smart-tek Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

305-937-1711